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EXHIBIT 99.1 Press Release dated February 13, 2003

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                                  NEWS RELEASE
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FOR IMMEDIATE RELEASE                                  Contact: Kristin Vellandi
February 13, 2003                                                   949-553-9780

              COMPOSITE TECHNOLOGY SETTLES LICENSE & LEGAL DISPUTES

Irvine, CA - Composite Technology Corporation (CTC) today announced the amicable and favorable settlement of all outstanding litigation with W. Brandt Goldsworthy and his affiliated companies. The settlement grants CTC exclusive, worldwide rights to any Goldsworthy patents related to CTC's ACCC cable products. The settlement also clears the way for CTC to continue its consulting relationships for its cable products with Dr. Clem Hiel, George Korzeniowski and Dr. Alonzo Rodriguez without any further objection from the Goldsworthy group. This settlement fortifies CTC's existing intellectual property position, and eliminates all known legal obstacles to its worldwide composite based electrical cable production and marketing plans.

Composite Technology's CEO, Benton Wilcoxon, stated, "Although CTC has developed and continues to improve its own patent pending Aluminum Conductor Composite Core (ACCC) technologies, the successful resolution of these litigation issues allows management to focus its attention and resources on the commercialization of our products and allows us to finalize strategic relationships with cable manufacturers. We are very pleased to move forward without these distractions and we anticipate positive developments in the near future."

CTC (OTCBB: CPTC) is an Irvine, CA-based company serving domestic and international electric utilities with advanced conductors (ACCC) for transmission and distribution lines. This conductor will carry up to twice the power of comparable size conventional cables. CTC is marketing ACCC cable directly to domestic utilities and plans to begin manufacturing its composite core in 2003 in Irvine, CA. In international markets, CTC is establishing joint ventures with local cable manufacturers with an initial focus on the large and growing markets of China, Mexico and Brazil. ACCC cables have been specifically designed to allow utility companies to easily replace existing transmission lines without modification to the towers, thereby avoiding the deployment of new towers and rights-of-way that are costly, time consuming and may impact the environment. CTC is now introducing newly designed high strength, light weight composite products for transmission towers and wind generator supports. Also see: www.compositetechcorp.com. Contact: Kristin Vellandi 949-553-9780.

Safe Harbor Statement: This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995. Actual events or results may differ from Composite Technology Corporation's (CTC) expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers or CTC, and ability to manage growth. Other risk factors attributable to CTC's business segment may affect the actual results achieved by CTC.